Exhibit 10.1

2017 Teamshare Incentive Program

I.	Definitions

As used in this document:

“AIP” shall mean the Amended and Restated Dollar General Corporation Annual Incentive Plan, as amended from time to time.

“Applicable Base Pay” shall mean the eligible employee’s annual salary (or hours, where applicable) plus shift differential, subject to adjustment based on all other eligibility requirements and administrative rules.

“Committee” shall mean the Compensation Committee of the Board of Directors (or any successor committee with oversight of executive compensation) or any subcommittee thereof which meets the requirements of Section 162(m).

“Covered Employees” shall mean those persons who serve as executive officers of the Company at any time during the Company’s 2017 fiscal year and thus who could, in respect of the Company’s 2017 fiscal year, be “covered employees” under Section 162(m).

“Dollar General” or the “Company” means Dollar General Corporation.

“Eligible Employee” shall mean those employees meeting all of the criteria set forth in (a) through (c) of Section IV below.

“Executive Officers” refers to employees designated as such by the Board of Directors.

“IRS” refers to the Internal Revenue Service.

“Merit Effective Date” shall mean April 1 of the applicable performance period or, if later, the applicable date of the annual merit increase (e.g., for the 2017 Teamshare program, the Merit Effective Date for salaried employees is April 1, 2017).

“Performance Period” refers to the 2017 fiscal year from February 4, 2017 to February 2, 2018.

“Section 162(m)” refers to Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder from time to time.

“Senior Officers” shall include all officers at or above the level of Senior Vice President.

“Teamshare” shall mean the 2017 Teamshare Incentive Program as authorized by the Committee.

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II.	Teamshare Overview

The Committee has established the terms of Teamshare, which provides each Eligible Employee an opportunity to receive a cash bonus payment equal to a certain percentage of his or her Applicable Base Pay based upon Dollar General's achievement of one or more pre-established financial performance measures for a specified Performance Period.  When more than one financial performance measure is selected, the Committee determines the applicable weight to be assigned to each of the selected measures.

Threshold, target and maximum performance levels are established by the Committee for the selected performance measure. No Teamshare payout may be made unless the threshold performance level is achieved. The amount payable to each Eligible Employee if the Company reaches the target performance level(s) is equal to a specified percentage of the Eligible Employee’s Applicable Base Pay, subject to adjustment for performance as discussed under Section IV below.  Teamshare payments for financial performance below or above the applicable target levels are prorated on a graduated scale, subject to the threshold and the maximum limits.

III.	2017 Teamshare Program

For the 2017 Teamshare program, the Committee selected earnings before interest and taxes, as adjusted for certain items (“Adjusted EBIT”), as the financial performance measure.  In determining the level of performance the Company has achieved for this performance measure at year end, certain categories of items previously identified by the Committee may be excluded from the calculation.  Threshold and maximum performance results for Adjusted EBIT coincide with potential Teamshare payout levels equal to 50% and 300% of individual payout targets, respectively (as a percentage of the Eligible Employee’s Applicable Base Pay).

For purposes of the 2017 Teamshare program, the Adjusted EBIT performance target shall be the Company’s Operating Profit as calculated in accordance with United States generally accepted accounting principles, but shall exclude the impact of: (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Dollar General Corporation Amended and Restated 2007 Stock Incentive Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any gains or losses associated with the Company’s LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es), net of related unplanned gains, of a non-recurring nature, provided that in the case of each of (i) and (ii) such amount equals or exceeds $1 million from a single loss or net loss, as applicable, and $10 million in the aggregate.

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IV.	Determination of Bonuses
(a)	Eligibility to Participate in Teamshare:
i.	Active regular, full-time or part-time store support center (SSC), Dollar General Global Sourcing (DGGS) or distribution center (DC) employee during the Performance Period.
ii.	Hired by January 15 of 2018.
iii.	Employed with the Company through February 2, 2018 and, unless otherwise required by law, on the date on which the Teamshare payment is made.
iv.	Bonuses for the estates of Eligible Employees will be eligible to receive the Teamshare payment if the employee’s death occurs on or after February 2, 2018.
(b)	Eligibility to Receive Bonus Payout:

If the Company achieves at least the threshold financial performance level, each employee who participates in Teamshare will become eligible to receive a bonus payout; provided, however, that any salaried employee who fails to comply with the Code of Business Conduct and Ethics during the fiscal year shall not be deemed eligible to receive a bonus payout regardless of his or her performance rating.

(c)	Adjustments to Bonus Payouts to Eligible Employees:

If an employee is determined to be eligible to receive a bonus payout in accordance with the eligibility rules outlined immediately above, adjustments to the bonus payout may be made only as follows:

i.

Bonuses for eligible hourly employees shall be calculated based on Company financial performance but shall be adjusted downward to a level from 0%-80%, as determined by management, if rated “Below Expectations”.

ii.

Bonuses for Covered Employees shall be calculated based on Company financial performance but may be adjusted downward in the sole discretion of the Committee to a level from 80%-100% if rated “Meets Expectations” or to a level from 0-80% if rated “Below Expectations”.  In no event may an individual payout to a Covered Employee be adjusted upward or exceed $10.0 million.

iii.

Bonuses for all other Eligible Employees shall be calculated based on Company financial performance, but shall be adjusted upward or downward to a level from 100%-120% if rated “Exceeds Expectations,” to a level from 80%-100% if rated “Meets Expectations” and to a level from 0%-80% if rated “Below Expectations”. Such upward or downward adjustment must be approved by the Committee in the case of any Senior Officer or certain others identified in the resolution adopting Teamshare, otherwise, such adjustment shall be approved by management.

iv.	In no event may the aggregate amount paid under Teamshare, taking into account all allowable adjustments, exceed the earned bonus pool.

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(d)	CEO Discretion to Distribute Unallocated Funds:

Bonuses that are not allocated out of the earned bonus pool are subject to distribution at the discretion of the Chief Executive Officer of the Company, except that no such unallocated bonus amounts may be allocated to any Covered Employee, Senior Officer or certain others identified in the resolution adopting Teamshare.

V.	Administrative Rules
(a)	Each Eligible Employee’s Teamshare payout is computed as a percentage of the Applicable Base Pay plus any shift differential.
(b)

Teamshare payouts will be prorated for changes to an Eligible Employee’s position, pay, individual target, shift differential or status that occur during the Performance Period based on the number of days the applicable element applies. The Applicable Base Pay used for Teamshare from the beginning of the Performance Period to the Merit Effective Date will be the Eligible Employee’s base pay as of the Merit Effective Date.

(c)	Teamshare payouts are prorated to exclude leaves of absence during the Performance Period (unless otherwise required by law).
(d)

Teamshare payouts will be made no later than April 15 of the year following the fiscal year in which financial performance is measured (e.g., the 2017 Teamshare program payouts, if any, will be made no later than April 15, 2018).

(e)

Teamshare information is proprietary and confidential. Employees are reminded that they may not disclose Teamshare information relating to the Company’s financial goals or performance. Such disclosure may result in disciplinary action, up to and including termination. The Company reserves the right to adjust, amend or suspend Teamshare at any time for any reason, including, but not limited to, unforeseen events.

(f)

Notwithstanding anything in this Teamshare document to the contrary, the determination of the Adjusted EBIT performance measure and all other relevant provisions and actions applicable to the determination of bonus payout amounts to Covered Employees under Teamshare shall be pursuant to and subject to the terms of the AIP and in the event of any conflict between the provisions of Teamshare and the AIP, the terms of the AIP shall govern.

VI.	Tax and Other Withholding Information

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, Dollar General will withhold federal income taxes at the supplemental rate (currently established at 25%).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes. Voluntary deductions (e.g. health insurance, 401k, etc.) will not be deducted from this amount.  Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount.  Certain state laws require incentive payments be held for up to 30 days after the check

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date pending review of applicable child support garnishments.  After the Company receives notification from the state child support agencies regarding whether part or all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.

VII.	Clawback

As a condition of receiving payment of an award under Teamshare, each participant’s rights, payments, and benefits with respect to such award shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by the Securities and Exchange Commission or any applicable national exchange, law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Company’s Board of Directors or the Committee.

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